Exhibit 10.3

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of July, 2022 (the “Execution Date”), by and between Old Dominion National Bank, a national banking association (the “Bank”) and Kevin Albrigo, a Virginia resident (“Officer”), (collectively, the “Parties”).

RECITALS

WHEREAS, the Bank desires to retain Officer as Senior Executive Vice President and Chief Revenue Officer of the Bank. Officer desires to accept such employment, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1	“Commencement Date” means July 1, 2022.

1.2	“Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not limited to the:

(a)	Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)	Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond;

(c)	Office of the Comptroller of the Currency (OCC); or

(d)	any predecessor or successor of any of the foregoing, or any Bank Regulatory Agency which the Bank may become subject to supervision by as a result of a change in chartering agency or membership status in the Federal Reserve System, or change in applicable law.

1.3	“Bank Board” or “Board” means the Board of Directors of Old Dominion National Bank.

1.4	“Bank Bylaws” means the Bylaws of Old Dominion National Bank as in effect from time to time.

1.5	“Bank Chairman” means the Chairman of the Board of Old Dominion National Bank.

1.6	“Change in Control” means the occurrence immediately of any of the following that constitutes a change in control event within the meaning of Treasury Regulations Section 1.409A-3(i)(5):

(a)	there shall be consummated any consolidation, merger, share exchange or other transaction relating to (1) the Bank or ODNB Financial Corporation (the “Company”), or pursuant to which shares of the capital stock of the Bank or the Company are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the voting stock of the Bank or the Company immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of the Bank or the Company; or

(b)	any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Bank or the Company entitled to vote generally in the election of directors of the Bank or the Company (including, without limitation, any securities of the Bank or the Company that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)	during any period of two (2) consecutive years during the term of Officer’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(d)	any other change in control of the Bank or the Company similar in effect to any of the foregoing.

1.7	“Code” means the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder.

1.8	“Compensation Committee” means the Compensation Committee of the Bank Board, or such other or successor committee of the Board of the Directors of the Bank delegated to establish or approve executive officer compensation, and that meets the requirements for independence for such committees established under applicable law, regulation and the listing requirements of any exchange on which the Bank’s securities are traded (“Listing Requirements”).

1.9	“Person” means any individual, firm, association. partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

2.	Employment Term.

2.1	Position. The Bank hereby employs Officer to serve as its Senior Executive Vice President and Chief Revenue Officer, and Officer accepts such employment.

Term. The term of this Agreement shall commence on the Commencement Date and end immediately prior to the second (2nd) anniversary of the Commencement Date subject to earlier termination in accordance with the provisions of this Agreement (the “Term”). Upon each anniversary of the commencement of the Term, unless (i) the employment contemplated hereby is earlier terminated in accordance with the provisions of this Agreement or (ii) Officer shall have provided written notice to the Bank, not less than 60 days prior to the anniversary date, of Officer’s desire to terminate this Agreement upon expiration of the Term, as appropriate, this Agreement shall automatically be extended for an additional period of one year (each a “Renewed Term”). For example and for illustrative purposes only, on July 1, 2023, absent termination or notice of termination as provided above, the term of this Agreement shall automatically be extended for one year, and the Renewed Term of this Agreement shall continue until July 1, 2025, and on July 1, 2024, absent termination or notice of termination as provided above, the term of this Agreement shall automatically be extended for one year, and the Renewed Term of this Agreement shall continue until July 1, 2026. For purposes of this Agreement, any reference to the Term, shall include the initial Term and any extension thereof.

3.	Duties of the Officer.

3.1	Duties. Officer is employed as Senior Executive Vice President and Chief Revenue Officer of the Bank, reporting directly to the Chief Executive Officer (“CEO”) and/or President (“President”) of the Bank. Subject to the direction of the CEO and/or President, the Officer shall have supervision over and responsibility for the revenue and production functions of the Bank, and shall have such other powers and duties as may from time to time be prescribed by the CEO and/or President, provided such powers and duties are consistent with the Officer’s position.

3.2	Performance of Services. Officer agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Bank and to its successful operation. During the Term of this Agreement, Officer shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Officer agrees that while employed by the Bank he will not, without the prior written consent of the Bank Board, CEO or President, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank, breach his duty of loyalty or fiduciary duties to the Bank, or otherwise conflict with the provisions of this Agreement; provided, however, that Officer shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Officer in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Bank. Officer shall promptly notify the Bank Board, CEO or President of any Outside Arrangement and provide the Bank Board, CEO or President with any written agreement in connection therewith.

4.	Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Officer the following:

4.1	Salary. Beginning on the Commencement Date, Officer shall be paid a salary from the Bank of Three Hundred Fifty Thousand Dollars ($350,000.00) on an annualized basis (“Base Salary”). The Bank shall pay Officer’s Base Salary in equal installments in accordance with the Bank’s regular payroll periods. The amount of Officer’s Base Salary shall be reviewed annually by the Board of Directors of the Bank. In reviewing the amount of Officer’s Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions, the financial condition of the Bank, and the performance of the Bank under the Officer’s leadership. Officer’s Base Salary may be increased (but not decreased) from time to time at the discretion of the Bank Board based upon the recommendation of the Compensation Committee. Any and all such increases in Base Salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

4.2	Bonus. During the Term, Officer may, from time to time, be paid an annual bonus (“Bonus”) in such amount and in such form as may be approved by the Bank Board or delegated Compensation Committee. Such Bonus may, but need not be, determined in accordance with any incentive compensation or bonus programs for executive officers as approved by the Board of Directors. The payment of any such incentive compensation or bonuses will not reduce or otherwise affect any other obligation of the Bank to the Officer provided for in this Agreement.

4.3	Vacation and Leave. During the term of this Agreement, Officer shall be entitled to be paid annual vacation and leave in accordance with the policies as established from time to time by the Board of Directors of the Bank. The Officer shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

4.4	Automobile. The Bank shall provide Officer during his employment under this Agreement with the full-time use of a leased car, and the Bank will pay up to $1,200 per month for such monthly lease payment. The Bank shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil. Such expenses shall be paid or reimbursed on a monthly basis.

4.5	Benefits. The Bank will provide Officer with employee benefits consistent with those which are offered to other executive officers of the Bank including, but not limited to, (i) grants or awards of equity and incentive compensation, which comply with applicable law, regulation or Listing Requirements or exemption from same, (ii) eligibility to participate in any tax-qualified pension or retirement plans of the Bank according to the terms of such plans, and (iii) eligibility to participate in any health, life, accident, disability, medical expense or other welfare benefit plan sponsored by the Bank for the benefit of its employees and their beneficiaries.

4.6	Expenses. The Bank shall promptly upon presentation of proper expense reports reimburse Officer, in accordance with the policies and procedures established from time to time by Bank Board for its senior executive officers, for all reasonable and customary travel and other out-of-pocket expenses incurred by Officer in the performance of his duties and responsibilities under this Agreement and promoting the business of the Bank, including appropriate cell phone usage, membership fees, dues and the cost of attending meetings and conventions. All such expenses shall be reimbursed not later than 45 days after the date in which the expenses are incurred.

4.7	Country Club Membership Fees, Club and Association Dues. During the Term of this Agreement, the Bank shall pay for the Officer’ s membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within the Bank’s market area, and dues in community or civic associations, subject to approval by the Compensation Committee. Such fees or expenses shall be paid or reimbursed on a monthly basis or not later than March 15 following the taxable year in which the fees and expenses were incurred or assessed.

4.8	Life Insurance. The Bank may, at its cost, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Officer in such amount as determined by the Board of Directors of the Bank from time to time. Officer agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.	Termination of Agreement. This Agreement may be terminated upon written notice from the Board to the Officer prior to expiration of the Term as provided below.

5.1	Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)	any act of theft, fraud, intentional misrepresentation or similar conduct by Officer in connection with or associated with the services rendered by Officer to the Bank under this Agreement;

(b)	any Bank Regulatory Agency formal action or proceeding against Officer as a result of Officer’s negligence, fraud, malfeasance or misconduct; or

(c)	any of the following conduct on the part of Officer that has not been corrected or cured within thirty (30) days after having received written notice from the Bank Board, CEO or President detailing and describing such conduct:

(i)	the use of drugs, alcohol or other substances by Officer to an extent which materially interferes with or prevents Officer from performing his duties under this Agreement;

(ii)	failure by or the inability of Officer to devote full time, attention and energy to the performance of his duties pursuant to this Agreement (other than by reason of his death or disability);

(iii)	intentional material failure by Officer to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Bank Board, CEO or President, which are consistent with his position, other than a failure resulting from Officer’s incapacity because of a physical or mental illness;

(iv)	any action (including any failure to act) or conduct by Officer in violation of a material provision of this Agreement; or

(v)	willful or intentional misconduct on the part of Officer that results in substantial injury to the Bank or any of its subsidiaries or affiliates.

5.2	Termination by Bank.

5.2.1	For Cause. The Bank shall have the right to cancel and terminate this Agreement and Officer’s employment for Cause immediately by providing written notice to Officer. Upon termination as set out in this Section 5.2.1, Officer shall be entitled to receive (i) Base Salary paid through the date of termination, (ii) any benefits provided and available under the terms of this Agreement through the date of termination, and (iii) payment of any unused vacation or paid time off, to the extent required under Bank policies, as of the date of termination (the “Accrued Compensation”), payable as a lump sum within thirty (30) days of the date of termination.

5.2.2	Without Cause. The Bank shall have the right to cancel and terminate this Agreement and Officer’s employment at any time without Cause for any or no reason by giving at least thirty (30) days prior written notice of such termination to Officer. Upon termination as set out in this Section 5.2.2 absent of a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such terms. Upon termination as set out in this Section 5.2.2 within twelve (12) months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.7, payable in accordance with such terms.

5.3	Voluntary Resignation by Officer. Officer shall have the right to cancel and terminate this Agreement and his employment at any time by providing sixty (60) days prior written notice to the Bank Board, CEO or President. Upon termination as set out in this Section 5.3, Officer shall be entitled to receive the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination.

5.4	Resignation With Good Reason by Officer. Officer shall have the right to terminate employment with the Bank on the occurrence of Good Reason, which means (i) the failure or refusal by Bank to substantially perform the Bank’s material duties under this Agreement; (ii) any reduction in Officer’s compensation or benefits (including without limitation any amount owed to Officer under this Agreement or any other plan or agreement to which Officer is or becomes a beneficiary or party, but excluding any reduction in or discontinuation of compensation or benefits as part of the Bank’s normal course of business, in accordance with terms and conditions of such plans, so long as such reduction or discontinuation of compensation or benefits applies to all similarly-situated officers of the Bank); (iii) any involuntary relocation in excess of thirty-five (35) miles from the Bank’s principal executive office on the date of this Agreement; or (iv) a material reduction of Officer’s authority, duties, or responsibilities; and in all cases after notice from the Officer to the Bank within ninety (90) days after the initial existence of any such condition that constitutes Good Reason and the failure of the Bank to cure such situation within thirty (30) days after the said notice and provided the Officer resigns within thirty (30) days following the failure of the Bank to cure the condition during its thirty (30) day cure period.

Upon termination for Good Reason absent a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such terms. Upon termination for Good Reason within twelve (12) months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.7, payable in accordance with such terms.

5.5	Expiration and Non-Renewal of Agreement. In the event of a non-renewal of this Agreement and termination of Officer’s employment by the Bank absent a Change in Control, the Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such provisions. In the event of a non-renewal of this Agreement and termination of Officer’s employment by the Bank within twelve (12) months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.7, payable in accordance with such provisions.

5.6	Rights in Event of Termination of Employment Absent Change in Control. If Officer’s employment is (i) involuntarily terminated without Cause by the Bank or its successors during the Term in accordance with the provisions under Section 5.2.2, (ii) terminated by non-renewal by the Bank or its successors during the Term in accordance with the provisions under Section 5.5, or (iii) terminated by the Officer for Good Reason during the Term in accordance with the provisions under Section 5.4, then the Bank or its successors shall:

(a)	Pay to Officer the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination (to the extent not already paid pursuant to Section 5.3).

(b)	Pay to Officer, in substantially equal cash installments on the payroll dates of the Bank over a period of twelve months from the date of termination an aggregate amount equal to 2.00 times (the “Multiplier”) the sum of (1) the then annual Base Salary at the date of termination and, (2) the cash bonus earned by Officer in the calendar year immediately preceding the year of termination.

(c)	Provide immediate full vesting of all unvested restricted stock and stock option awards granted to Officer under the Stock Plan or a similar equity or equity-based plan maintained by the Bank or its successors as of the date of termination, including any Awards issued pursuant to the ODNB Financial Corporation Amended and Restated 2020 Book Value Appreciation Rights Plan (“BVAR Plan”).

(d)	For a period of twenty-four (24) months from the date of termination of employment, Officer shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Officer’s participation in the Bank’s life, disability, medical health insurance and other health and welfare benefits in effect with respect to Officer on the date of his termination of employment (to the extent permissible under such plans), or, if Bank cannot provide such benefits because Officer is no longer an employee and no longer eligible under the terms of such benefit plans, a dollar amount equal to the respective premiums or contributions that would have been made under such benefit plans for the Officer’s coverage had he remained eligible as an active employee paid to the Officer on the same schedule as such premiums or other contributions would have been made. In addition, if permitted pursuant to the terms of any Bank retirement plan under which the Officer was a participant as of the termination date, Officer shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. Officer shall not be required to mitigate the amount of any payment provided for in this Section 5.6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5.6 be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

In the event Officer breaches any provision of Article 7 of this Agreement, Officer’s entitlement to any cash payments and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Officer’s right to receive the benefits pursuant to this Section 5.6 are conditioned upon his execution and non-revocation of a general release and waiver of claims in favor of the Bank provided to Officer at the time of his termination, which must be executed and become non-revocable no later than the twenty-ninth (29th) day following Officer’s termination of employment. If the period during which Officer’s consideration of such release spans two calendar years, any payments conditioned on the execution and non-revocation of the release shall not be paid until the second calendar year.

5.7	Rights in Event of Termination of Employment Following Change in Control. If, within twelve (12) months following a Change in Control, Officer’s employment is (i) involuntarily terminated without Cause by the Bank or its successors during the Term in accordance with the provisions under Section 5.2.2, (ii) terminated by non-renewal by the Bank or its successors during the Term in accordance with the provisions under Section 5.5, (iii) terminated by the Officer for Good Reason during the Term in accordance with the provisions under Section 5.4 or (iv) voluntarily terminated by the Officer without Good Reason under Section 5.3, then the Bank or its successors shall:

(a)	Pay to Officer the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination (to the extent not already paid pursuant to Section 5.3).

(b)	Pay to Officer, in substantially equal cash installments on the payroll dates of the Bank over a period of twelve months from the date of termination an aggregate amount equal to 2.00 times the sum of (1) the then annual Base Salary at the date of termination and, (2) the cash bonus earned by Officer in the calendar year immediately preceding the year of termination.

(c)	Provide immediate full vesting of all unvested restricted stock and stock option awards granted to Officer under the Stock Plan or a similar equity or equity-based plan maintained by the Bank or its successors at the time of such termination, including any Awards issued pursuant to the BVAR Plan.

(d)	For a period of twenty-four (24) months from the date of termination of employment, Officer shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Officer’s participation in the Bank’s life, disability, medical health insurance and other health and welfare benefits in effect with respect to Officer on his termination of employment (to the extent permissible under such plans), or, if Bank cannot provide such benefits because Officer is no longer an employee and no longer eligible under the terms of such benefit plans, a dollar amount equal to the respective premiums or contributions that would have been made under such benefit plans for the Officer’s coverage, had he remained eligible as an active employee, paid to the Officer on the same schedule as such premiums or other contributions would have been made. In addition, if permitted pursuant to the terms of any Bank retirement plan under which the Officer was a participant as of the termination date, Officer shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. Officer shall not be required to mitigate the amount of any payment provided for in this Section 5.7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5.7 be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(e)	Should the total of all amounts or benefits payable under this Agreement, together with any other payments which Officer has a right to receive from the Bank or any successors of any of the foregoing, constitute “parachute payments” as described in Code Section 280G(b)(2) and result in the imposition of an excise tax under Code Section 4999 (or any successor thereto) if such amounts were paid, then such amounts or benefits shall be reduced to the extent necessary to ensure that no excise tax under Code Section 4999 shall apply (the “280G Safe Harbor Amount”). Any such reduction required under this Section 5.7(e) shall occur by (i) ferst reducing any cash payments provided for under this Agreement, (ii) second reducing any equity awards provided for under this Agreement, and (iii) third by reducing any other payments provided for under other agreements or plans. Any payment or benefit which is required to be included under Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Officer” or a payment “which Officer has a right to receive” for purposes of this provision. The Bank shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Bank’s independent certified accountant and tax counsel and shall notify Officer of the amount of excise tax prior to the time such excise tax is due. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed), within fifteen (15) days of the date on which the erroneous payment is determined by Bank’s independent certified accountant and/or tax counsel. The parties recognize that the actual implementation of the provisions of this subsection is complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

In the event Officer breaches any provision of Article 7 of this Agreement, Officer’s entitlement to any cash payments and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Officer’s right to receive the benefits pursuant to this Section 5.7 are conditioned upon his execution and nonrevocation of a general release and waiver of claims in favor of the Bank provided to Officer at the time of his termination, which must be executed and become nonrevocable no later than the twenty-ninth (29th) day following Officer’s termination of employment. If the period during which Officer’s consideration of such release spans two calendar years, any payments conditioned on the execution and nonrevocation of the release shall not be paid until the second calendar year.

6.	Withholding. Payments of Base Salary, Bonus, and other amounts and benefits provided under this Agreement shall be subject to any customary and required withholding of income and employment taxes as is required with respect to compensation paid by an employer to an employee.

7.	Confidentiality; Non-Competition; Non-Interference.

7.1	Confidential Information. Officer, during employment by the Bank, will have access to and become familiar with various confidential and proprietary information of the Bank, its subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel-related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank, its subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

7.2	Nondisclosure. Officer hereby covenants and agrees that he shall not at any time during the term of this Agreement, or at any later time, without the written consent of the Board, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of his duties as an Officer of the Bank, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by the Bank or as required by law or pursuant to a subpoena, or to Officer’s personal representatives and professional advisers as is required for purposes of rendering tax or legal advice. The covenant set forth in this Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Officer) or any information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.

7.3	Documents. All Files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Officer, or otherwise provided to or coming into the possession of Officer, that contain any proprietary information about or pertaining or relating to the Bank, its respective parents, subsidiaries and/or affiliates and or its businesses (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Bank Board, CEO or the President, or the termination of Officer’s employment, Officer shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Bank Chairman.

7.4	Non-Competition.

7.4.1	Officer hereby acknowledges and agrees that, during the course of employment by Bank, he will become familiar with and involved in all aspects of the business and operations of the Bank and its subsidiaries and affiliates. Officer hereby covenants and agrees that from the Commencement Date until the date one year after his last day of employment with the Bank, Officer will not at any time perform duties that are the same as or substantially similar to those duties performed by Officer for the Bank in the two years prior to the termination of his employment, as an officer, a director, an employee, a partner or in any other capacity that is headquartered within a fifty (50) mile radius of the location of the Bank’s designated executive headquarters and the office at which the Officer spent the majority of his time (the “Non-Competition Area”) an his last day of employment, if those duties are performed for a business that is the same as or substantially similar to the business in which the Bank was engaged at the time Officer’s employment terminates. This restriction in Section 7.4.1 shall not preclude Officer from being a passive investor owning less than 4.99% of the stock of a bank and or bank holding company. Officer hereby agrees that the provisions of this Section 7.4 are fully assignable by the Bank to any successor. Officer also acknowledges that the terms and conditions of this Section 7.4 will not be affected by the circumstances surrounding his termination of employment.

7.4.2	Notwithstanding the above, the provisions of this Section 7.4 and Section 7.5 of this Agreement shall not apply in the event the Officer (a) continued employment with the Bank upon a Change in Control and then (b) voluntarily resigns from the Bank effective in the thirteenth month following such Change in Control and (c) no Change in Control payment had been paid to Officer in connection with the Change in Control.

7.5	Non-Interference. Officer hereby covenants and agrees that from the Commencement Date until one year after his last day of employment with the Bank, Officer will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Bank or any of its subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Bank and for any such subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

7.6	Injunction. In the event of any breach or threatened or attempted breach of any such provision by Officer, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Officer and each and every other Person involved therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

7.7	Reasonableness.

7.7.1	Officer has carefully read and considered the provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of the Bank and its business, shareholders, directors, officers and employees. Officer further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

7.7.2	If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shalt be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.	Construction; Compliance with 409A, Delay in Payment.

8.1	It is the Intention of the parties hereto that this Agreement and the payments provided for hereunder shall be either exempt from or in compliance with Code Section 409A, and thus avoid the imposition of any excise tax and interest on Officer pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Officer acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed under Code Section 409A or to which he may become subject as a result of the payment of any amounts under this Agreement.

8.2	Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered -nonqualified deferred compensation” that is to be made to Officer while he is a “specified employee”, in each case as defined and determined for purposes of Code Section 409A, within six months following Officer’s “separation from service” (as determined in accordance with Code Section 409A) and payable as a result of such separation from service, then to the extent that such payment is not otherwise permitted under Code Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Officer’s separation from service, or, if earlier upon Officer’s death. Any references to a “termination” or “termination of employment” used in this Agreement shall be deemed to mean a -separation from service” as defined in Code Section 409A. To the extent that any payment to Officer which is payable in installments is required to be deferred pursuant to this Section 8.2, such deferred installments shall be paid on the first business day of the seventh month following Officer’s separation from service, or, if earlier upon Officer’s death, and any remaining installments shall be paid as scheduled. For purposes of this Agreement, any payment to Officer which is payable in installments represents the right to a series of separate payments.

8.3	Any reimbursements and in-kind benefits provided under this Agreement shall be made in a manner that is either exempt from or compliant with Section 409A of the Code. To the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, then (i) they shall be reimbursed or provided specifically as set forth in this Agreement, (ii) the amount of expenses or in-kind benefits available in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits available in any other taxable year, (iii) the reimbursement of expenses must be made on or before the last day of the Officer’s taxable year following the taxable year in which the expenses were incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

8.4	The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Code Section 409A.

9.	Certain Regulatory Events.

9.1	If Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

9.2	If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default.

9.3	If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits Officer from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (1) pay Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

9.4	If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then the Bank shall not be obligated to make such payment, and Officer shall have no right to receive such payment. If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC, OCC or another appropriate federal banking agency, then the Bank shall not be obligated to make such payment, and Officer shall have no right to receive such payment, unless such consent or approval is received.

9.5	The occurrence of any of the events described in paragraphs 9.1, 9.2, and 9.3 above may be considered by the Bank in connection with a termination for Cause.

10.	Assignability. Officer shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.

12.	Legal Expenses. The Bank shall reimburse Officer for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Officer prevails. Such payments shall be made within fourteen (14) days alter delivery of Officer’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.

13.	Indemnification; Liability Insurance. The Bank shall indemnify the Officer, to the fullest extent permitted by Virginia law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Bank or is or was serving at the written request of the Bank as a director, officer, employee or agent of another person or entity. The Officer’s right to indemnification provided herein is not exclusive of any other rights to which Officer may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

14.	Successors; Binding Agreement.

14.1	The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

14.2	This Agreement shall inure to the benefit of and be enforceable by Officer’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Officer should die after a notice of termination pursuant to Section 5, and Officer is entitled to payment in accordance with Section 5.6 or 5.7, all amounts would be payable to Officer under this Agreement if Officer had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Officer’s devisee, legatee, or other designee, or, if there is no such designee, to Officer’s estate.

15.	Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other party, or (2) when received by email at the email address set forth below provided however, that notices given by email shall not be effective unless either a duplicate copy of such notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by email or any other method permitted under this subsection; additionally, any notice given by email shall be deemed received on the next business day if such notice is received after 5:00 p.m., (recipient’s time or on a non-business day); or three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and UPS being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Old Dominion National Bank c/o Mark S. Merrill, Chairman and CEO 8601 Westwood Center Drive Tysons Corner, VA 22182 Email: [XXXXXXXXXXXX] Phone: [XXXXXXXXXXXX]

To:	Kevin Albrigo [XXXXXXXXXXXX] [XXXXXXXXXXXX] Email: [XXXXXXXXXXXX] Phone: [XXXXXXXXXXXX]

16.	Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Officer by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

17.	Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.	Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

19.	Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

20.	Effectiveness of Agreement. In order to become legally enforceable, this Agreement must be approved by the Bank Board or delegated Compensation Committee and the Officer. Thereafter, this Agreement shall be binding upon, and inure to the benefit of, the Bank, its respective successors and assigns, and Officer and his heirs, executors, administrators, and personal and legal representatives.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OLD DOMINION NATIONAL BANK

By:	/s/ Mark S. Merrill
Mark S. Merrill
Chairman and CEO

OFFICER:

/s/ Kevin Albrigo
Kevin Albrigo

[Signature Page]